                                                                    EXHIBIT 10.6

                          ASSOCIATE EQUITY GAIN PROGRAM

1.    Purpose.

      Directed Electronics, Inc., a Florida corporation (the "Company") proposes to grant to qualifying employees (the "Associates") of the Company the right to participate in the program set forth in this document, which shall be known as the Associate Equity Gain Program. The motivation and purpose of this program shall be to (i) recognize the significant contribution of Associates to the success of the Company, (ii) furnish the Associates with incentives to improve operations and increase profits of the Company and (iii) encourage Associates to accept or continue employment or affiliation with the Company.

2.    Definitions.

      (a)   "Board" shall mean the Board of Directors of the Company.

      (b) "Participate" shall mean the right to participate in this plan, subject to the terms and conditions described in the plan.

      (c) "Qualifying Associate" shall mean any U.S. based employee of the Company with at least one full year of employment, as measured from the date of hire, employed by the Company at the time of a Liquidity Event. A "Qualifying Associate" shall exclude (i) all members of the Company's Executive Committee, (ii) any member of management or any other employee who either has an ownership interest in the Company or who at any time has been formally offered an ownership interest or opportunity to invest in the Company, and (iii) all employees whose customary employment is 20 hours or less per week.

      (d) "Liquidity Event" shall mean any sale or transfer of all or substantially all of the Company's assets, any merger or other transaction involving Company stock and resulting in the transfer of the controlling interest of the Company, or a public offering of the Company's stock.

      (e)   "Program" shall mean the Associate Equity Gain Program

      (f) "Distribution" shall mean the payment of any Reserve by the Committee to the Qualifying Associates under the terms of the Program.

      (g) "Committee" shall mean either the full Board, if the full Board is administering the Program, or to the committee or person appointed by the Board to administer the Program.


3.    Administration.

      The Committee shall administer the Program and, in connection therewith, may interpret the Program, prescribe, amend, and rescind any rules and / or regulations necessary or appropriate for the administration of the Program, and make such other determinations and take such other actions, as it deems necessary or advisable. Without limiting the generality of the foregoing sentence, the Committee may, in its discretion, treat all or any portion of any period during which an Associate is on military or on an approved leave of absence from the Company as a period of service of such Associate with the Company for purposes of accrual of his or her rights under the Program.

      Any interpretation, determination, or other action made or taken by the Committee shall be final, binding and conclusive. Any action reduced to writing and signed by all members of the Committee shall be as fully effective as if it had been taken by vote at a meeting duly called and held. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Program.

4.    Reserve.

      (a) Upon the occurrence of a Liquidity Event the Company will reserve an amount of cash based on the following formulation.

            (i) If a Liquidity Event results in a payment to the Company's security holders of at least forty dollars ($40) U.S. per share (calculated on a fully diluted basis and after giving effect to all transaction expenses and all payments contemplated by the Program), the aggregate amount distributable pursuant to the Program will equal one million dollars ($1,000,000) U.S.

            (ii) If a Liquidity Event results in a payment (the "Per Share Payment") to the Company's security holders of greater than forty dollars ($40) U.S. per share but less that seventy dollars ($70) U.S. per share (calculated on a fully diluted basis and after giving effect to all transaction expenses and all payments contemplated by the Program), the aggregate amount distributable pursuant to the Program will be equal to the sum of (x) one million dollars, plus (y) the product of one million dollars ($1,000,000) multiplied by a fraction, the numerator of which is the excess of such Per Share Payment over $40.00 and the denominator of which is $30.00. For example, if the Liquidity Event results in a payment of $50.00 per share, the aggregate amount distributable pursuant to the Program will be $1,333,333.33.

            (iii) If a Liquidity Event results in a payment to the Company's security holders of more than ($70) U.S. per share (calculated on a fully diluted basis and after giving effect to all transaction expenses and all payment contemplated by the Program), the aggregate amount distributable pursuant to the Program will be two million dollars ($2,000,000). The total amount distributable pursuant to the Program shall in no event exceed two million dollars ($2,000,000) U.S.

      (b) If a Liquidity Event occurs that results in a per share payment to the Company's security holders of less than forty dollars ($40) per share no distribution of any kind will be made pursuant to the Program.

      (c) In the event the Company subdivides the outstanding shares of Company stock or there is a stock dividend or similar reclassification, the per share price of the Company stock contemplated by Section 4(a) and in effect immediately prior to such subdivision shall be proportionately decreased, and in case the Corporation shall at any time combine the outstanding shares of Company stock, the per share price of Company stock contemplated by Section 4(a) and in effect immediately prior to such combination shall be proportionately increased.

5.    Distribution of Reserve.

      (a) Calculation of Distribution. The amount of distribution to each Qualifying Associate will be based on a formula factoring both the length of employment of the Qualifying Associate and the pay scale of the Qualifying Associate at the time of the Liquidity Event. The Committee shall determine the weighted value of each factor at the time of or prior to the Liquidity Event. The formula developed by the Committee shall be final and not subject to review by Qualifying Associates.

      (b) Timing of Distribution. Distribution under the Program shall be made as soon after a Liquidity Event as is reasonably practicable.

6.    Terms and Conditions.

      (a) Nontransferable. No right granted under the Program shall be transferable unless by will or by the laws of descent and distribution upon the death of a Qualifying Associate after the occurrence of a liquidity event but before distribution. No interest of any Qualifying Associate under the Program shall be subject to attachment, execution, garnishment, sequestration, the laws of bankruptcy or any other legal or equitable process.

      (b) No Rights as a Shareholder. No Associate shall have any rights as a shareholder or any right to vote or to participate in the control of the Company with respect to any shares or other legal or equitable interest in the Company.

      (c) No Right to Continued Employment. The Program and any rights granted under the Program shall not confer upon any Associate any right with respect to continuance of employment by the Company, nor shall those rights interfere in any way with the right of the Company to terminate the Associates employment at any time.

      (d) Withholding of Taxes. The Company's obligation to make any Distribution pursuant to this Program shall be subject to applicable federal, state and local tax withholding requirements.

      (e) Choice of Law. This Program and any dispute arising hereunder shall be governed and construed in accordance with the laws of the State of Florida.

7.    Amendments and Discontinuance.

      The Board reserves the right to modify, revoke, suspend, terminate, or change any or all of the Program, the Program policies, or procedures, in whole or in part, at any time with or without notice. The language in this document is not intended to create, nor is it to be construed to constitute, a contract between the Company and any one or all of its Associates.

8.    Effective Date.

      The effective date of the Program shall be the earlier of the date the Program is adopted by the Board or the date the Program is approved by the shareholders of the Company.